Nava

Nava is an on-demand marine mobility marketplace connecting boat owners, captains, and marinas through a unified booking and dispatch platform. We turn underutilized boats into revenue-generating assets and create structured water transportation corridors in high-density coastal cities.


The future of on-demand
water mobility

Invest

$99.54 minimum investment

DEADLINE: July 25, 2026

in 3 months

SHARE PRICE

$0.63

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$10,080,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Nava was founded to modernize marine transportation by building the digital infrastructure layer for on-demand water mobility.

In coastal cities like Miami, thousands of boats sit idle while waterways remain underutilized as a transportation layer. Owners struggle to monetize assets, captains lack structured demand, and marinas operate in fragmented systems.

Nava aims to unify owners, captains, and marinas into a single marketplace that enables on-demand bookings, optimized routing, and structured water corridors.

Our mission is to unlock water as a scalable mobility layer in major coastal cities—starting in Miami and expanding nationally and globally. Nava aims to increase asset efficiency, reduce road congestion in waterfront cities, and digitize an industry that remains largely offline and fragmented.

SUCCESS TO DATE

- **Incorporated** October 2025 (C-Corp structure)
- **Marketplace architecture designed** for four-sided network (Owners / Captains / Marinas / Riders)
- Waitlist of **400+ boat owners** and **2,000+ riders** in Miami area
- **Initial corridor strategy** focused on Miami & Miami Beach
- Early **brand development** and **app ecosystem** (multi-app structure)
- Technology build underway with **dedicated development team**

PROBLEM

In major coastal cities, marine assets are massively underutilized. Industry research indicates that recreational boat owners use their boats a limited number of days each year, on average around 54 days, indicating substantial underutilized boating capacity in coastal markets, while waterfront transportation options remain limited, fragmented, and inefficient

Boat owners lack scalable monetization infrastructure. Captains lack consistent demand flow. Marinas operate without integrated digital booking systems. Consumers have no structured, reliable, app-based way to move across water corridors.

The marine industry is still largely offline, manual, and relationship-based – creating friction, inefficiency, and missed revenue.

Nava aims to address this gap by building a structured, on-demand marine mobility marketplace – bringing transparency, liquidity, and technology to a multi-billion-dollar coastal ecosystem.

SOLUTION

Nava is a four-sided marine mobility marketplace connecting boat owners, licensed captains, and marinas into a unified digital infrastructure.

For Owners:

We transform idle boats into revenue-generating assets through structured on-demand bookings, dynamic pricing, and verified operator matching.

For Captains:

We provide consistent demand flow, digital dispatch, payment processing, and reputation systems.

For Marinas:

We integrate docking infrastructure into a digital corridor network, enabling optimized pickup/drop-off points and structured marine routes.

For Riders

We offer on-demand boat mobility to locals and tourists needing to go from Point A to Point B.


Owner App
John
$450.00
2
216
Add Boat
Earnings
Captains
YOUR FLEET
Ocean Breeze
Wave Runner
nava


Captain App
Go Online
nava


Marina App
NAVA Marina
Dashboard
4
4
$450
$1,170
Add Dock
Edit Pricing
Pause Dock
nava


Rider App
Where to?
Later
Cruise Now
How Nava Works?
Choose your ride type
Request NavaGo
Request NavaPlus
Check Nava Features
nava

BUSINESS MODEL

Nava operates as a transaction-based marketplace.

Primary Planned Revenue Stream:

- 30% commission per completed ride or booking

Additional Planned Revenue Streams:

- Premium owner subscriptions for enhanced listing visibility and analytics
- Marina partnership fees
- Dynamic pricing and surge optimization
- Insurance and payment processing margin
- Enterprise partnerships (hospitality, luxury developments, waterfront real estate)
- NavaEats (food delivery courier via waterways)
- NavaCourier (package deliveries via waterways)
- Rider subscription (lower fees, faster pickups and exclusive deals)

Business Model Type:

- B2C (Consumers booking rides)
- B2B (Marina and asset partnerships)
- Marketplace (Four-sided platform)

The model scales with asset supply density and corridor optimization, creating strong network effects in concentrated coastal markets.

> **The global recreational boating market exceeds $40B annually, with the broader marine industry significantly larger when including services, marinas, and related infrastructure.**
>
> ---
> *The Business Research Company*

MARKET

In the U.S. alone:

- 11+ million registered boats
- Florida ranks #1 in registered vessels
- Miami is one of the highest-density boating markets in the country (sources 1, 2, 3)

Despite this scale, the industry remains fragmented and largely offline. There is no dominant on-demand marine mobility platform with national corridor infrastructure.

Initial Target Market:

Miami & Miami Beach have a high vessel density, year-round boating weather, dense waterfront population, and strong tourism demand.

Expansion Path:

Other high-density coastal cities (Fort Lauderdale, Tampa, San Diego, New York, Mediterranean hubs).

Nava targets a multi-billion-dollar opportunity by unlocking underutilized marine assets and converting them into structured mobility infrastructure.

PRESS

- **PRLog**
  Nava Launches Miami's First On-Demand Water Ride Service
- **Miami Beach Drive**
  Nava: Miami's New On-Demand Water Mobility Platform Is Redefining How We Move Across the City

TEAM



Theo Arranz

CEO & Founder

Serial entrepreneur with 10+ years in maritime tech and marketplace platforms.



Mike Lewis

Lead Engineer

Veteran mobile and full-stack engineer with 10+ years building consumer apps. Architects the systems powering Nava's real-time marketplace.



Krish Shah

Junior Engineer

Purdue graduate bringing fresh engineering rigor and rapid execution to Nava's product velocity. Focused on rider experience and core platform features.

INVESTOR INVITATION

Nava is not just building an app — we are building a new mobility layer for coastal cities.

Investors have the opportunity to participate in the digitization of one of the last major offline industries: marine transportation. While ridesharing transformed roads and short-term rentals transformed real estate, waterways remain largely unstructured and underutilized.

Nava offers investors the chance to help unlock access, create economic opportunity for boat owners and captains, and redefine how cities interact with their waterfronts. This is about transforming idle assets into infrastructure and turning coastlines into functional transit corridors.

Early investors are joining at the foundational stage of a platform designed for network effects, geographic expansion, and long-term defensibility. They are not simply funding a company — they are participating in the creation of a scalable marine mobility ecosystem.

USE OF PROCEEDS

If the offering's maximum amount of $1,234,800 is raised:

Use	Value	% of Proceeds
Marina Access & Partnerships	$100,000	8.1%
Product & Engineering	$250,000	20.2%
Operations & Launch	$200,000	16.2%
Marketing & Growth	$290,000	23.5%
Administrative	$111,000	9.0%
Intermediary fees	$60,505	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Class A Common, under registration exemption 4(a)(6), in Nava Technologies Inc. This offering must reach its target of at least $10,000 by its offering deadline of July 25, 2026 at 12:59am ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,960,000 shares
× $0.63 per share

$11,314,800 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

All SEC filings related to this offering are available here:

- Form C on April 21, 2026

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If Nava has presented in any webinars during the offering period, you may access them here

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Apr 21, 2026 • Filed Form C

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